Advanced Technology Acquisition Corp.
Completes Initial Public Offering

NEW YORK, NY — June 22, 2007 — Advanced Technology Acquisition Corp. (AMEX: AXC) announced today that it has completed an initial public offering of 21,562,500 units, including 2,812,500 units issued upon exercise of the underwriters’ over-allotment option. Each unit issued in the initial public offering consists of one share of common stock and one warrant to purchase one share of common stock. The units were sold at an offering price of $8.00 per unit, generating gross proceeds to the Company of $172,500,000. CRT Capital Group LLC acted as sole bookrunning manager for the offering. A copy of the final prospectus may be obtained from CRT Capital Group LLC, 262 Harbor Drive, Stamford, CT 06902 (Telephone: 203-569-6800).

About Advanced Technology Acquisition Corp.

Advanced Technology Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination with a technology or technology-related business that has operations or facilities located in Israel, such as research and development, manufacturing or executive offices.

A registration statement relating to these securities was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Advanced Technology Acquisition Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

CONTACT:	Ido Bahbut 14-A Achimeir Street Ramat Gan 52587 Israel Tel: 011-972-3-751-3707 Fax: 011-972-3-751-3706